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                                                                   EXHIBIT 5.1

                        [LETTERHEAD Cooley Godward LLP]


December 9, 1996



Award Software International, Inc.
777 East Middlefield Road
Mountain View,  CA 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Award Software International, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of (i) up to 1,199,709 shares of the Company's common stock (the "Common Stock") pursuant to its 1995 Stock Option Plan (the "Plan"), and (ii) up to 150,000 shares of Common Stock pursuant to its 1996 Employee Stock Purchase Plan (the "Purchase Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock, when sold and issued in accordance with the Plan, the Purchase Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: \s\ James C. Kitch
    ------------------
        James C. Kitch